UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 15, 2005

PRB Gas Transportation, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a).    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In June 2005, as reported on the Company’s 10-Q filings for the periods ended June 30, 2005 and September 30, 2005, the Company had billed one of its customers  $304 thousand for minimum contract billing amounts due in respect to the period August 2004 through April 2005. As the Company was not previously able to determine if the $304 thousand that was invoiced to the customer during June 2005 was going to be paid or was collectible, the Company had not previously recognized the $304 thousand as revenue. On December 15, 2005 the Company collected $304 thousand from this customer in respect to these minimum contract billings, and as previously disclosed as noted above, will be recording this revenue in the period earned. The Company has discussed this matter with its Audit Committee and independent accountant.

As a result the Company has determined that the previously filed financial statements included in its Registration Statement S-1/A and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, as well as its earnings releases for these periods should not be relied upon. The Company will restate its financial statements for the year ended December 31, 2004 on Form 8-K/A and its quarterly reports on Form 10-Q for the periods March 31, 2005, June 30, 2005 and September 30, 2005 as soon as practical.

Item 9.01.    Financial Statements and Exhibits.

The following summarizes the expected effect of this restatement:

			For the Three Months Ended
	Year Ended 12/31/2004		March 31, 2005		June 30, 2005		September 30, 2005
In thousands	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Revenue	$2,369	$2,531	$736	$841	$679	$715	$724	$724
Net Income (loss)	$(813)	$(651)	$(336)	$(231)	$(411)	$(375)	$(2,868)	$(2,868)

Accounts Receivable	$261	$423	$289	$556	$305	$609	$1,201	$1,505
Accumulated Deficit	$(813)	$(651)	$(1,149)	$(882)	$(1,560)	$(1,256)	$(4,427)	$(4,123)

Net income (loss) per share basic and diluted	$(1.45)	$(1.33)	$(0.65)	$(0.52)	$(0.07)	$(0.06)	$(0.40)	$(0.40)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005	PRB Gas Transportation, Inc. (Registrant)
/s/ William P. Brand, Jr.
William P. Brand, Jr. Vice President - Finance (Principal Financial and Accounting Officer)